Hudson Pacific Properties, Inc. Announces Fourth Quarter and
Full Year 2011 Financial Results

Los Angeles, CA, March 8, 2012 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced fourth quarter and year-end financial results for the period ended December 31, 2011.

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended December 31, 2011 totaled $9.1 million, or $0.25 per diluted share, compared to FFO (excluding specified items) of $5.1 million, or $0.21 per share, a year ago. The expenses associated with the acquisition of operating properties during the fourth quarter of 2011 were $0.9 million, or $0.03 per diluted share, compared to $1.6 million, or $0.06 per share, a year ago. FFO including the specified items totaled $8.2 million, or $0.23 per diluted share, for the three months ended December 31, 2011, compared to $4.6 million or $0.19 per share, a year ago.

The Company reported a net loss attributable to common shareholders of $3.2 million, or $(0.10) per diluted share, for the three months ended December 31, 2011, compared to net loss attributable to common shareholders of $1.2 million, or $(0.05) per diluted share, for the three months ended December 31, 2010.

“We made solid progress in all areas of our strategy during the fourth quarter,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. “We completed the acquisition of the 205,000 square-foot 6922 Hollywood Boulevard property, increasing our already sizable presence in the highly competitive Hollywood submarket, which is benefiting from strong media, entertainment and technology tenancy. We also completed new and renewal leases totaling 104,849 square feet to improve the leased rate of our office portfolio to 91.0%.”

Fourth Quarter Highlights

•	FFO (excluding specified items) of $9.1 million, or $0.25 per diluted share, up from $5.1 million, or $0.21 per share (excluding specified items), a year ago;

•	Completed new and renewal leases totaling 104,849 square feet, including 64,047 square feet of new leases at 1455 Market Street in San Francisco;

•	Completed acquisition of 6922 Hollywood Boulevard in Hollywood;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended December 31, 2011

Total revenue during the quarter increased 75.7% to $37.1 million from $21.1 million for the same quarter a year ago. The increase in total revenue was primarily attributable to an $11.5 million increase in rental revenue to $26.4 million, a $4.3 million increase in tenant recoveries to $6.3 million, which was partially offset by a decrease of $0.9 million in other property-related revenue to $2.5 million. The increase in rental revenue and tenant recoveries from a year ago was largely the result of rental revenue from office properties acquired during the fourth quarter of 2010 and third and fourth quarters of 2011. The decrease in other property-related revenue was the result of slower production activity at the Company’s Sunset Gower property associated with lower occupancy at that property compared to the same quarter a year ago.

Total operating expenses increased 92.4% to $33.1 million from $17.2 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $7.6 million increase in office operating expenses to $12.1 million, a $5.7 million increase in depreciation and amortization to $11.6 million, and a $1.9 million increase in general and administrative expenses. The increase in office operating expenses and depreciation and amortization were primarily related to office properties acquired during the fourth quarter of 2010 and third and fourth quarters of 2011. Operating expenses at the Company's media and entertainment properties in the fourth quarter of 2010 benefited from a $1.1 million one-time property tax savings recovery, with no comparable savings in the fourth quarter of 2011.

As a result, operating expenses for that segment increased in the fourth quarter of 2011 by $0.8 million to $5.4 million compared to the same quarter a year ago, but would have decreased compared to the same quarter a year ago if the $1.1 million property tax savings recovery in the fourth quarter of 2010 is disregarded.

As a result, income from operations decreased 1.3% to $3.9 million for the fourth quarter of 2011, compared to income from operations of $3.9 million for the same quarter a year ago.

Interest expense during the fourth quarter increased 60.7% to $4.2 million, compared to interest expense of $2.6 million for the same quarter a year ago. At December 31, 2011, the Company had $399.9 million of notes payable related to some of its properties, compared to $342.1 million of notes payable a year ago and $298.7 million of notes payable at September 30, 2011.

Segment Operating Results For The Three Months Ended December 31, 2011

Office Properties

Total revenue at the Company’s office properties increased 146.7% to $28.8 million in the fourth quarter of 2011 from $11.7 million in the fourth quarter of 2010. The increase was primarily the result of an $11.6 million increase in rental revenue to $21.1 million, a $4.4 million increase in tenant recoveries to $6.0 million, and a $1.1 million increase in parking and other revenue to $1.8 million, which were primarily attributable to properties acquired during the fourth quarter of 2010 and third and fourth quarters of 2011.

Office property operating expenses increased 166.3% to $12.1 million in the fourth quarter of 2011 from $4.6 million for the same quarter a year ago. The increase was primarily the result of office properties acquired during the fourth quarter of 2010 and third and fourth quarters of 2011.

At December 31, 2011, the Company’s office portfolio was 91.0% leased, up from 88.0% leased a year ago. During the quarter, the Company executed 17 new and renewal leases totaling 104,849 square feet. Leasing activity included the completion of 64,407 square feet of new leases at the Company’s 1455 Market Street property in San Francisco.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 12.3% to $8.3 million in the fourth quarter of 2011 from $9.4 million in the fourth quarter of 2010. The decrease was primarily the result of a $0.9 million decrease in other property-related revenue to $2.5 million, a $0.1 million decrease in rental revenue to $5.4 million, and a $0.1 million decrease in tenant recoveries, which were largely attributable to slower production activity and lower occupancy at the Company’s Sunset Gower property compared to the same quarter a year ago.

Total media and entertainment expenses increased 16.3% to $5.4 million in the fourth quarter of 2011, compared to $4.6 million in the fourth quarter of 2010, primarily as a result of lower operating expenses in the fourth quarter of 2010 associated with a property tax savings recovery of $1.1 million, as described earlier.

As of December 31, 2011, the trailing 12-month occupancy for the Company’s media and entertainment portfolio was 70.1% compared to 72.6% for the trailing 12-month period ended December 31, 2010 and 73.1% for the trailing 12-month period ended September 30, 2011.

Combined Operating Results For The Year Ended December 31, 2011

For the year ended December 31, 2011, total revenue was $142.2 million, an increase of 134.5% from $60.6 million for the year ended December 31, 2010. Total operating expenses were $124.9 million, compared to $50.4 million in 2010. As a result, income from operations was $17.3 million, compared to income from operations of $10.2 million during the year ended December 31, 2010. The Company had acquisition-related expense during the twelve months of 2011 of $1.7 million, compared to $4.3 million for the same period a year ago. Interest expense during the year ended December 31, 2011 increased 97.9% to $17.5 million from $8.8 million in 2010.

Balance Sheet

At December 31, 2011, the Company had total assets of $1.2 billion, including cash and cash equivalents of $13.7 million. In addition, at December 31, 2011, the Company had total capacity of approximately $159.9 million on its $200.0 million secured credit facility, of which $121.0 million had been drawn. Subsequent to year-end, the Company completed the financings and public offering described below and applied proceeds from those to repay indebtedness under its secured revolving credit facility, such that there was no outstanding balance under the facility as of the date of this press release.

Acquisitions

On November 22, 2011, the Company completed the acquisition of 6922 Hollywood Boulevard in Hollywood, for a total gross purchase price of $92.5 million (before closing costs and prorations), including the assumption of an existing $42.2 million loan. 6922 Hollywood is a 12-story, approximately 205,522 square-foot project comprising approximately 171,828 square feet of office space and approximately 33,694 square feet of ground-floor retail space. The property is leased to multiple tenants, with an average remaining lease term of approximately seven years. The $42.2 million loan bears interest at a fixed annual rate of 5.5775%, with 30-year amortization, and matures in January 2015.

Financings

On January 19, 2012, the Company closed a 10-year term loan totaling $43.0 million with PNC Bank, National Association, secured by the Company’s First Financial Plaza property. The loan bears interest at a fixed annual rate of 4.58% and will mature in February 2022. Proceeds from the loan were used to repay indebtedness under the Company’s secured revolving credit facility.

On February 24, 2012, the Company closed a 10-year term loan totaling $30.0 million with Cantor Commercial Real Estate Lending, L.P., secured by our 10950 Washington property. The loan bears interest at a fixed annual rate of 5.316% and will mature on March 11, 2022. Proceeds from the loan were primarily used to repay indebtedness under our secured revolving credit facility.

Preferred Offering

On January 23, 2012, the Company completed the public offering of 2,300,000 shares of its 8.375% Series B Cumulative Preferred Stock (including 300,000 shares of Series B Preferred Stock issued and sold pursuant to the exercise of the underwriters’ over-allotment option in full) with the liquidation preference of $25.00 per share.
Total proceeds from the offering, after deducting underwriting discounts, were approximately $56.1 million (before transaction costs). The Company used the proceeds of the offering to repay indebtedness outstanding under its secured revolving credit facility.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the fourth quarter of 2011. Both dividends were paid on December 30, 2011 to stockholders of record on December 20, 2011.

2012 Outlook

The Company is providing full-year 2012 FFO guidance in the range of $1.00 to $1.04 per diluted share. This guidance includes all completed acquisitions, the $43.0 million term loan secured by First Financial Plaza, the $30.0 million term loan secured by 10950 Washington, and the issuance of 2,300,000 shares of Series B Preferred Stock, all of which are described above. The Company estimates the impact of the dividends on the new Series B shares will be $0.13 per common share in 2012. However, as is always the case, the Company's guidance does not anticipate any impact to FFO from speculative acquisitions. The full-year 2012 FFO estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter 2011 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 1:30 p.m. PST / 4:30 p.m. EST on Thursday, March 8, 2012, to discuss results for the fourth quarter of 2011. To participate in the event by telephone, please dial (877) 941-1427 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4510318. International callers should dial (480) 629-9664 and use the same conference ID number. A digital replay of the conference call will be available beginning March 8, 2012, at 4:30 p.m. PST / 7:30 p.m. EST, through March 15, 2012, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4510318. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s Web site.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, impairments of depreciable property, other than temporary impairments of investments, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company's portfolio consists of approximately 5.4 million square feet (including undeveloped land). The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus filed on April 27, 2011, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 24, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	December 31, 2011	December 31, 2010
ASSETS
REAL ESTATE ASSETS
Land	$368,608	329,231
Building and improvements	601,812	468,711
Tenant improvements	69,021	47,478
Furniture and fixtures	11,536	11,411
Property under development	9,527	7,904
Total real estate held for investment	1,060,504	864,735
Accumulated depreciation and amortization	(53,329)	(27,113)
Investment in real estate, net	1,007,175	837,622
Cash and cash equivalents	13,705	48,875
Restricted cash	9,521	4,121
Accounts receivable, net	8,963	4,478
Straight-line rent receivables	10,801	6,703
Deferred leasing costs and lease intangibles, net	84,131	86,385
Deferred finance costs, net	5,079	3,211
Interest rate contracts	164	—
Goodwill	8,754	8,754
Prepaid expenses and other assets	4,498	4,416
TOTAL ASSETS	1,152,791	1,004,565

LIABILITIES AND EQUITY
Notes payable	$399,871	342,060
Accounts payable and accrued liabilities	12,469	11,507
Below-market leases	22,861	20,983
Security deposits	5,651	5,052
Prepaid rent	10,795	10,559
Interest rate contracts	—	71
TOTAL LIABILITIES	451,647	390,232

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475
Redeemable non-controlling interest in consolidated real estate entity	—	40,328

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 3,500,000 shares outstanding at December 31, 2011 and December 31, 2010, respectively	87,500	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 33,840,854 outstanding at December 31, 2011 and 22,436,950 outstanding at December 31, 2010, respectively	338	224
Additional paid-in capital	552,043	411,598
Accumulated other comprehensive (deficit) income	(883)	6
Accumulated deficit	(13,685)	(3,482)
Total Hudson Pacific Properties, Inc. stockholders’ equity	625,313	495,846
Non-controlling common units in the Operating Partnership	63,356	65,684
TOTAL EQUITY	688,669	561,530
TOTAL LIABILITIES AND EQUITY	$1,152,791	1,004,565

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Office
Rental	$21,058	$9,461	$75,343	$22,247
Tenant recoveries	5,979	1,538	22,102	3,115
Parking and other	1,766	678	7,763	1,141
Total office revenues	28,803	11,677	105,208	26,503

Media & entertainment
Rental	5,357	5,478	21,617	20,931
Tenant recoveries	278	392	1,539	1,571
Other property-related revenue	2,546	3,401	13,638	11,397
Other	76	142	187	238
Total media & entertainment revenues	8,257	9,413	36,981	34,137

Total revenues	37,060	21,090	142,189	60,640

Operating expenses
Office operating expenses	12,147	4,562	44,740	10,212
Media & entertainment operating expenses	5,373	4,621	22,446	19,815
General and administrative	3,986	2,114	13,038	4,493
Depreciation and amortization	11,637	5,927	44,660	15,912
Total operating expenses	33,143	17,224	124,884	50,432

Income from operations	3,917	3,866	17,305	10,208

Other expense (income)
Interest expense	4,235	2,635	17,480	8,831
Interest income	(6)	(22)	(73)	(59)
Unrealized (gain) on interest rate contracts	—	—	—	(347)
Acquisition-related expenses	932	1,584	1,693	4,273
Other expenses (income)	74	200	443	192
	5,235	4,397	19,543	12,890

Net (loss) income	$(1,318)	$(531)	$(2,238)	$(2,682)
Less: Net income attributable to preferred stock and units	(2,027)	(622)	(8,108)	(817)
Less: Net income attributable to restricted shares	(54)	(25)	(231)	(50)
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	(148)	(803)	(119)
Add: Net loss attributable to common units in the Operating Partnership	248	141	946	418
Net loss attributable to Hudson Pacific Properties, Inc. shareholders’ / controlling members’ equity	$(3,151)	$(1,185)	$(10,434)	$(3,250)
Net loss attributable to shareholders’ per share - basic and diluted	$(0.10)	$(0.05)	$(0.35)	$—
Weighted average shares of common stock outstanding - basic and diluted	33,150,491	21,946,508	29,392,920	—
Dividends declared per common share	$0.125	$0.095	$0.500	$0.1921

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended
	2011	2010	December 31, 2011
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$(1,318)	$(531)	$(2,238)
Adjustments:
Depreciation and amortization of real estate assets	11,637	5,927	44,660
Less: Income attributable to restricted stock	(110)	—	(494)
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	(148)	(803)
Less: Net income attributable to preferred stock and units	(2,027)	(622)	(8,108)
FFO to common shareholders and unit holders	$8,182	$4,626	$33,017
Specified items impacting FFO:
Acquisition-related expenses	932	1,584	1,693
One-time property tax expense reduction	—	(1,089)
FFO (after specified items) to common shareholders and unit holders	$9,114	$5,121	$34,710

Weighted average common shares/units outstanding - diluted	35,762	24,823	32,004
FFO per common share/unit - diluted	0.23	0.19	1.03
FFO (after specified items) per common share/unit - diluted	0.25	0.21	1.08